Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (File No. 333-235777 and File No. 333-254922), Registration Statements on Form S-3 (File No. 333-251151 and File No. 333-261419) and Post-Effective Amendment on Form S-3 to Registration Statement on Form S-1 (File 333-235507) of our report dated March 31, 2021, relating to the financial statements of BiomX Inc. appearing in this Annual Report on Form 10-K of BiomX Inc. for the year ended December 31, 2020.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

March 30, 2022